Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:	Jamie Fulmer- (864) 342-5633
jfulmer@advanceamerica.net

Advance America Announces First Quarter Revenue of $165.5 Million

SPARTANBURG, S.C., April 23, 2008— Advance America, Cash Advance Centers, Inc. (NYSE: AEA) today reported the results of its operations for the first quarter ended March 31, 2008.

During the first quarter of 2008 total revenues were $165.5 million, compared to $168.1 million for the same period in 2007, representing a decrease of 1.6%. The first quarter of 2007 results include operations for centers in Pennsylvania and Oregon, which were closed in late 2007. If you exclude the $13.0 million in revenue generated by these two states during the first quarter of 2007, revenues increased by 6.7% quarter over quarter.

For the quarter ended March 31, 2008, total revenues for the same centers, those centers opened prior to January 1, 2007 and still open as of March 31, 2008, increased 4.8% compared to the same period in 2007.

The provision for doubtful accounts as a percent of total revenues for the quarter ended March 31, 2008 was 12.6% compared to 9.4% for the same period in 2007. Historically, the first quarter of a year represents the Company’s best opportunity to collect on outstanding balances and previously charged-off accounts because customers typically receive their income tax refunds during this period. During the first quarter of 2008, the Company collected significantly less of the previously charged-off accounts than in previous years, adversely affecting its provision for doubtful accounts.

Center gross profit for the quarter ended March 31, 2008 was $45.8 million compared to $55.8 million for the quarter ended March 31, 2007.

Net income for the quarter ended March 31, 2008 was $14.8 million compared to $22.3 million for the same period in 2007.

Diluted earnings per share were $0.21 for the quarter ended March 31, 2008, compared to diluted earnings per share of $0.28 for the same period in 2007.

Commenting on the first quarter results, Advance America’s President and Chief Executive Officer Ken Compton said, “Despite a challenging business environment and continued effects of regulatory pressures that required us to cease operations in two states in late 2007, we are pleased to report healthy revenue numbers and a positive same center growth rate. Consumer demand for the traditional payday loan product remains strong. We believe that our continuing focus on operational excellence and our efforts to diversify our product offerings and expand our geographic footprint will ensure our sustained success in the future.”

In March of 2008, the Attorney General of Arkansas distributed letters to 60 companies, including Advance America, operating in Arkansas under the Arkansas Check Cashers Act. The letter demanded that Advance America cease and desist offering deferred presentment transactions within the state. Advance America has operated in strict compliance with the Arkansas Check Cashers Act.  In addition, no legal determination has been made that the Check Cashers Act is unconstitutional or that the Company’s practices violate any state law. While the Company respectively disagrees with the Attorney General’s interpretation of the law; it has complied fully with the Attorney General’s demands. Advance America continues to serve its existing customers, who are in good standing, through its 30 Arkansas centers with interest free loans while it examines other alternatives for offering short-term loan products to consumers in the state.

During the first quarter of 2008, the Company repurchased approximately 4.8 million shares of its common stock in the open market for an aggregate purchase price of $36.8 million.  Through April 18, 2008, the Company has repurchased an additional 2.2 million shares for an aggregate price of $17.9 million. In total, since the stock repurchase program began in 2005, the Company has repurchased approximately 16.3 million shares or 20% of its outstanding shares.

As of March 31, 2008, the Company had returned approximately $284 million in cash to its stockholders through the repurchase of shares and the payment of quarterly dividends since becoming a public company in December of 2004.

Today, the Company’s Board of Directors declared a regular quarterly dividend of $0.125 per share. The dividend will be payable on June 6, 2008, to stockholders of record as of May 27, 2008.

In the United Kingdom, the Company acquired a former limited licensee in the first quarter of 2008, and now has 13 Company operated centers and 84 total limited licensees.  In Canada, the Company opened 3 new centers during the first quarter of 2008 and currently has 10 centers open and operating there.

In total, the Company opened or acquired 28 centers during the three months ended March 31, 2008, compared to 39 centers during the same period in 2007.

As of March 31, 2008, the Company had an operating network of 2,854 centers and 84 limited licensees in 35 states, the United Kingdom, and Canada.

The Company will discuss these results during a conference call on Thursday, April 24 at 8:00 a.m. (EDT). To listen to this call, please dial the conference telephone number (877) 419-6600. This call will also be webcast live and can be accessed at Advance America’s website www.advanceamericacash.com. An audio replay of the call will be available online or by telephone
(888) 203-1112 (replay passcode: 2251482) until the close of business on May 1, 2008.

About Advance America:

Founded in 1997, Advance America, Cash Advance Centers, Inc. is the country’s leading provider of payday cash advance services with 2,854 centers and 84 limited licensees in

35 states, the United Kingdom, and Canada.   The Company offers convenient, less-costly credit options to consumers whose needs are not met by traditional financial institutions. The Company is a founding member of the Community Financial Services Association of America (CFSA), whose mission is to promote laws that provide substantive consumer protections and to encourage responsible industry practices.

Forward-Looking Statements and Information:

Certain statements contained in this release may constitute “forward-looking statements” within the meaning of federal securities laws. All statements in this release other than those relating to our historical information or current condition are forward-looking statements. For example, any statements regarding our future financial performance, our business strategy, and expected developments in our industry are forward-looking statements. Although we believe that the current views and expectations reflected in these forward-looking statements are reasonable, those views and expectations and the related statements are inherently subject to risks, uncertainties, and other factors, many of which are not under our control and may not even be predictable. Therefore, actual results could differ materially from our expectations as of today and any future results, performance, or achievements expressed directly or impliedly by the forward looking statements. For a more detailed discussion of some of the factors that may cause our actual results to differ from our current expectations, please refer to the “Risk Factors” section of our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, a copy of which is available from the Securities and Exchange Commission, upon request from us, or by going to our website: www.advanceamericacash.com.

Interim Unaudited Consolidated Statements of Income

Three Months Ended March 31, 2007 and 2008

(in thousands, except per share data)

	Three Months Ended
	March 31,
	2007	2008

Total Revenues	$168,083	$165,456

Center Expenses:
Salaries and related payroll costs	49,197	51,401
Provision for doubtful accounts	15,815	20,780
Occupancy costs	23,533	25,424
Center depreciation expense	4,269	4,295
Advertising expense	5,309	3,146
Other center expenses	14,158	14,595
Total center expenses	112,281	119,641
Center gross profit	55,802	45,815

Corporate and Other Expenses (Income):
General and administrative expenses	13,279	16,375
Corporate depreciation expense	818	768
Interest expense	2,313	2,688
Interest income	(76)	(41)
Loss on disposal of property and equipment	252	126
Loss on impairment of assets	314	236
Income before income taxes	38,902	25,663
Income tax expense	16,343	10,859
Income before income of consolidated variable interest entity	22,559	14,804
Income of consolidated variable interest entity	(243)	—
Net income	$22,316	$14,804

Net income per common share - basic	$0.28	$0.21
Weighted average number of shares outstanding - basic	79,117	70,665

Net income per common share - diluted	$0.28	$0.21
Weighted average number of shares outstanding - diluted	79,167	70,665

Consolidated Balance Sheets

December 31, 2007 and March 31, 2008

(in thousands, except per share data)

	December 31,	March 31,
	2007	2008
		(unaudited)
Assets
Current assets
Cash and cash equivalents	$28,251	$16,535
Advances and fees receivable, net	221,480	180,280
Deferred income taxes	13,737	12,903
Other current assets	13,578	23,115
Total current assets	277,046	232,833
Restricted cash	5,701	5,164
Property and equipment, net	57,616	55,700
Goodwill	127,286	127,773
Other assets	4,049	5,271
Total assets	$471,698	$426,741

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$16,204	$16,223
Accrued liabilities	31,823	26,117
Income taxes payable	—	56
Accrual for third-party lender losses	4,587	3,493
Current portion of long-term debt	542	551
Total current liabilities	53,156	46,440
Revolving credit facility	142,302	127,246
Long-term debt	5,136	4,994
Deferred income taxes	20,629	22,189
Deferred revenue	—	5,771
Other liabilities	184	224
Total liabilities	221,407	206,864

Commitments and contingencies
Stockholders’ equity
Preferred stock, par value $.01 per share, 25,000 shares authorized; no shares issued and outstanding	—	—
Common stock, par value $.01 per share, 250,000 shares authorized; 96,821 shares issued and 72,947 shares outstanding at December 31, 2007; 96,821 shares issued and 68,233 shares outstanding at March 31, 2008	968	968
Paid in capital	286,999	287,474
Retained earnings	133,789	139,710
Accumulated other comprehensive loss	(75)	(140)
Common stock in treasury (23,874 shares at cost at December 31, 2007; 28,588 shares at cost at March 31, 2008)	(171,390)	(208,135)
Total stockholders’ equity	250,291	219,877
Total liabilities and stockholders’ equity	$471,698	$426,741